CERTIFICATE OF SECRETARY


I, Deborah R. Gatzek, Secretary of Franklin Real Estate Securities Trust, a business trust organized under the laws of the State of Delaware, do hereby certify that the following resolution was adopted by a majority of the trustees present at a meeting held at the offices of the trust at 777 Mariners Island Boulevard, San Mateo, California, on April 19, 1994.

            WHEREAS, the Board of Trustees has determined that it is advisable and in the best interests of the shareholders of the Trust to revise the Trust's By-Laws to specifically provide for the use of proxies which are communicated by an electronic, telephonic, computerized or telecommunications method;

            NOW, THEREFORE, BE IT RESOLVED, that Section 10 of Article II is hereby resolved to read as follows:

             "Section 10. PROXIES. Every person entitled to vote for Trustees or on any other matter shall have the right to do so either in person or by one or more agents. except as otherwise provided in the agreement and declaration of trust or these by-laws, matters relating to the giving, voting or validity of proxies will be governed by the Delaware General Corporation Law relating to proxies, and Delaware judicial interpretations thereunder, as if the Trust were a Delaware corporation and Shareholders of the Trust were shareholders of a Delaware corporation.


IN WITNESS, WHEREOF, I have subscribed my name this 27th day of October, 1994.

                                        /s/ DEBORAH R. GATZEK
                                        Deborah R. Gatzek
                                        Secretary


                  SUBCONTRACT FOR FUND ADMINISTRATIVE SERVICES

                  This Subcontract for Fund Administrative Services ("Subcontract") is made as of October 1, 1996 between FRANKLIN ADVISERS, INC., a California corporation, hereinafter called the "Investment Manager," and FRANKLIN TEMPLETON SERVICES, INC. (the "Administrator").

                  In consideration of the mutual agreements herein made, the Administrator and the Investment Manager understand and agree as follows:

I.       Prime Contract.

This Subcontract is made in order to assist the Investment Manager in fulfilling certain of the Investment Manager's obligations under each investment management and investment advisory agreement ("Agreement") between the Investment Manager and each Investment Company listed on Exhibit A, ("Investment Company") for itself or on behalf of each of its series listed on Exhibit A (each, a "Fund"). This Subcontract is subject to the terms of each Agreement, which is incorporated herein by reference.

II.      Subcontractual Provisions.

         (1) The Administrator agrees, during the life of this Agreement, to provide the following services to each Fund:

                  (a) providing office space, telephone, office equipment and supplies for the Fund;

                  (b) providing trading desk facilities for the Fund, unless these facilities are provided by the Fund's investment adviser;

                  (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

                  (d) supervising preparation of periodic reports to shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual shareholders when asked to do so by the Fund's shareholder servicing agent or other agents of the Fund;

                  (e) coordinating the daily pricing of the Fund's investment portfolio, including collecting quotations from pricing services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data; and coordinating trade settlements;

                  (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

                  (g) supervising compliance by the Fund with recordkeeping requirements under the federal securities laws, including the 1940 Act and the rules and regulations thereunder, and under other applicable state and federal laws; and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

                  (h) preparing and filing of tax reports including the Fund's income tax returns, and monitoring the Fund's compliance with subchapter M of the Internal Revenue Code, as amended, and other applicable tax laws and regulations;

                  (i) monitoring the Fund's compliance with: 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Investment Company's Board of Trustees or Directors ("Board") or by the Fund's investment adviser and applicable to the Fund;

                  (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities;

                  (k) preparing and filing regulatory reports, including without limitation Forms N-1A and NSAR, proxy statements, information statements and U.S. and foreign ownership reports; and

                  (l) providing support services incidental to carrying out these duties.

Nothing in this Agreement shall obligate the Investment Company or any Fund to pay any compensation to the officers of the Investment Company. Nothing in this Agreement shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

       2) The Investment Manager agrees to pay to the Administrator as compensation for such services a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of each Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.1%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

From time to time, the Administrator may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of each affected Fund's expenses, as if such waiver or limitation were fully set forth herein.

      (3) This Subcontract shall become effective on the date written above and shall continue in effect as to each Investment Company and each Fund so long as (1) the Agreement applicable to the Investment Company or Fund is in effect and (2) this Subcontract is not terminated. This Subcontract will terminate as to any Investment Company or Fund immediately upon the termination of the Agreement applicable to the Investment Company or Fund, and may in addition be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party.

      (4) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Subcontract to be executed by their duly authorized officers.



FRANKLIN ADVISERS, INC.


By:         /s/Deborah R. Gatzek
            Deborah R. Gatzek
Title:      Vice President
            & Assistant Secretary



FRANKLIN TEMPLETON SERVICES, INC.


By:          /s/Harmon E. Burns
             Harmon E. Burns
Title:       Executive Vice President



TERMINATION OF AGREEMENT


Franklin Advisers, Inc. and Templeton Global Investors, Inc., hereby agree that the Subcontracts for Administrative Services between them dated: (1) August 28, 1996 for the Franklin Templeton Global Trust on behalf of all series of the Trust; (2) July 24, 1995 for the Franklin Templeton International Trust on behalf of its series Templeton Foreign Smaller Companies Fund (formerly known as Franklin International Equity Fund); (3) July 18, 1995 for the Franklin Templeton International Trust on behalf of its series Templeton Pacific Growth Fund; and (4) July 14, 1995 for the Franklin Investors Securities Trust on behalf of its series Franklin Global Government Income Fund are terminated effective as of the date of the Subcontract for Fund Administrative Services above.



FRANKLIN ADVISERS, INC.


By       /s/Harmon E. Burns
         Harmon E. Burns
         Executive Vice President


Templeton Global Investors, Inc.


By       /s/Martin L. Flanaga
         Martin L. Flanagan
         President, CEO